Exhibit 5.1

January 13, 2026

Boost Run Inc.

5 Revere Drive, Suite 200

Northbrook IL 60062

Re: Boost Run Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Boost Run Inc., a Delaware corporation (the “Company” or “Holdings”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 13, 2026, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the transactions contemplated by the Business Combination Agreement dated as of September 15, 2025 (the “Business Combination Agreement”) by and among the Company and the other parties thereto. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Business Combination Agreement.

The Registration Statement relates to: (a) the domestication of Willow Lane Acquisition Corp. (“Willow Lane”) as a Delaware corporation (the “Domestication”); (b) (i) the merger of SPAC Merger Sub into Willow Lane, with Willow Lane continuing as the surviving entity (the “SPAC Merger”), and (ii) the merger of Company Merger Sub with and into Boost Run Holdings LLC, a Delaware limited liability company (“Boost Run”), with Boost Run continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers,” and together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”); (c) the approval and adoption of (i) the form of the proposed Amended and Restated Certificate of Incorporation of the Company to be effective upon the consummation of the Business Combination (the “Certificate of Incorporation”) and (ii) the form of the proposed Bylaws of the Company to be effective upon the consummation of the Business Combination (the “Bylaws”); (d) the issuance by the Company of (i) 80,774,396 shares of its Class A Common Stock, par value $0.0001 per share (“Pubco Class A Common Stock”), including the shares of Pubco Class A Common Stock underlying the Pubco Warrants (each as defined below) and 29,533,018 shares of Pubco Class A Common Stock issuable upon the conversion of 29,533,018 shares of Class B common stock, par value $0.0001 per share (“Pubco Class B Common Stock” and, together with the Pubco Class A common stock, the “Pubco Common Stock”), of the Company, and (ii) 6,325,000 warrants to purchase an aggregate of up to 6,325,000 shares of Pubco Class A Common Stock (“Pubco Public Warrants”), and (iii) 5,145,722 warrants to purchase an aggregate of up to 5,145,722 shares of Pubco Class A Common Stock (“Pubco Private Warrants”); and (e) the other transactions contemplated by the Registration Statement and the Business Combination Agreement, in each case pursuant to the terms of the Business Combination Agreement and as more fully described in the Registration Statement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the Registration Statement; (ii) the Business Combination Agreement; (iii) the Certificate of Incorporation; (iv) the Bylaws; (v) resolutions of the Board of Directors of Willow Lane relating to, among other matters, the Mergers and the Domestication; and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.	The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Secretary of State of the State of Delaware (the “Secretary”) in accordance with Section 103 of the Delaware General Corporation Law (“DGCL”), that no other certificate or document has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the Secretary and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

2.	Prior to the issuance of the Pubco Common Stock, the Pubco Public Warrants and Pubco Private Warrants: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the Willow Lane Stockholders will have approved and adopted the Business Combination Agreement and the Certificate of Incorporation; (iii) the Certificate of Incorporation, and any other necessary documentation, will have been filed with and accepted by the Secretary; (iv) the Business Combination will have been consummated; and (v) the Business Combination will have become effective under the DGCL.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that upon consummation of the Business Combination, the shares of Pubco Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon and limited to the DGCL (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP

Winston & Strawn LLP